Exhibit 99.1

Boulder Brands Appoints Timothy Kraft as Chief Legal Officer, Secretary

Boulder, CO (December 19, 2014) – Boulder Brands, Inc. (BDBD), a leader in the natural foods industry, today announced Timothy Kraft has been appointed Chief Legal Officer and Secretary, effective December 16, 2014.

Kraft has been a member of the Boulder Brands legal team since 2009, most recently serving as Senior Vice President, Associate General Counsel. Norman Matar, current Chief Legal Officer, will remain an employee and serve in a senior advisory role with the company.

“As our Associate General Counsel for the past three years, Tim has advanced the legal function and become a valued member of our executive team,” said Stephen Hughes, Boulder Brands’ chairman and CEO. “Tim has a deep understanding of our business and its customers, partners, and other stakeholders that will be crucial as we work to take Boulder Brands into its next stage of growth.”

Before joining Boulder Brands, Kraft was with the law firm of Davis & Kuelthau where he focused on general corporate and transactional law. Kraft has handled legal matters for Boulder Brands since 2006 when he was part of the external legal team that assisted Boulder Specialty Brands, Inc. in its acquisition of the Smart Balance business in May of 2007. Kraft also has prior work experience with Nike, Inc. and Coca-Cola Enterprises.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018